Exhibit 16.1

[Deloitte Letterhead]

January 28, 2005

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read the paragraph entitled "Change in Accountants" contained on page 66 of Amendment No. 5 to Form S-1 Registration Statement No. 333-114975 of Interactive Health, Inc. to be filed on or about January 28, 2005, and have the following comments:

1.
We agree with the statements made in the first, third, and fourth sentences of that paragraph.

2.
We have no basis on which to agree or disagree with the other statements of the registrant contained therein.

Yours truly,

/s/ Deloitte & Touche LLP